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                                                                    EXHIBIT 23.1

                         CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated February 27, 1996 included in Apache Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, and to the incorporation by reference of such report into Apache Corporation's previously filed Registration Statements on Form S-3 (Nos. 33-51253, 33-53129, 33-62753 and 33-63923), Form S-4 (Nos. 33-66169 and
333-2305) and Form S-8 (Nos. 33-31407, 33-37402, 33-53442, 33-59721, 33-59723
and 33-63817). It should be noted that we have not audited any financial statements of Apache Corporation subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
April 16, 1996